                                                                   Exhibit 10.10


                       Contractor Manufacturing Agreement

                                     Between

                            Next Level Communications

                             Rohnert Park, CA 94928

                                       and

                               SCI Technology, Inc.
                                 Augusta, Maine

                               TABLE OF CONTENTS

SECTION

I.     Definitions
II.    Manufacture and Supply
III.   Purchase Orders
IV.    Purchase Period
V.     Business Reviews
VI.    Pricing
VII.   Delivery
VIII.  Quality and Inspection
IX     Payment
X.     Warranty
XI.    Manufacturing or Product Changes
XII.   Indemnity and Hold Harmless
XIII.  Limitation of Liability
XIV.   Confidentiality
XV.    No Implied License
XVI.   Marking Trademarks and Trade Secrets
XVII   Country of Origin and Duty Drawback
XVIII. Termination for Cause
XIX.   Inventory Indemnification
XX.    General

Exhibit A.   Products
Exhibit B.   Product Pricing and Lead Time
Exhibit C.   Product Specifications
Exhibit D.   Approved Vendor List and Supplied Specifications
Exhibit E.   Reschedule and Cancellation Notice Period
Exhibit F.   Products Packaging, Storage and Handling
Exhibit G.   Supplier Quality Assurance Provisions
Exhibit H.   Product Reliability Requirements
Exhibit I.   RMA Process for Returns to Seller

This Contractor Manufacturing Agreement (the "Agreement") is made and entered into as of the __ day of _______) 1997 (the "Effective Date") by and between Next Level Communications (the "Buyer") and SCI Technology, Inc. (the "Seller").

RECITALS

WHEREAS, Buyer wishes to purchase Products (as hereinafter defined) from the Seller, and Seller wishes to manufacture and sell Products to the Buyer, NOW, THEREFORE, in consideration of the premises and the covenants herein contained, Buyer and Seller hereby agree as follows:

AGREEMENT

I. DEFINITIONS. For the purpose of this Agreement, the following terms shall have the following meanings:

A. "Confidential Information" means any and all data and other information which is provided by the Buyer to the Seller hereunder which is (i) clearly marked as confidential or proprietary when disclosed in tangible form, or (ii) when disclosed orally or visually, identified as confidential or proprietary at the time of disclosure and reduced to a writing marked as confidential or proprietary and submitted to the other party within thirty (30) calendar days after such disclosure.

B.     "Days" shall mean business days.

C. "Products" shall mean the products identified in Exhibit A attached hereto,

D.     "Purchase Order" shall mean Buyers written purchase order form.

E. "Party" means the Buyer or the Seller, as applicable; and "Parties" means both the Buyer and the Seller.

II.   MANUFACTURE AND SUPPLY

A. Upon receipt of Purchase Orders from the Buyer, the Seller agrees to manufacture and sell Products specified in the Purchase Orders, and Buyer agrees to purchase such manufactured Products from the Seller, subject to the terms and conditions set forth in this Agreement.

B. The terms and conditions contained in this Agreement exclusively govern the purchase and sale of the Products, pricing and lead-times for such purchases and sales, and the applicable specifications for the Products. Exhibit B describes the Product pricing and Purchase Order lead-times, and Exhibit C describes the applicable specifications for the Products.

      1. The terms and conditions of any Purchase Order, acknowledgment, schedule or other form or document of Buyer or Seller shall not apply.

C.    Seller shall:

      1. Provide all labor, material, tooling, facilities and other resources necessary and/or appropriate for the timely and satisfactory completion and delivery of the Products;

      2. Commit and utilize sufficient and qualified personnel to support the requirements hereof,

      3. Provide sufficient resources for testing the Products to ensure compliance with the specifications set forth in Exhibit C;

      4. Provide Buyer with reasonably detailed written progress reports as reasonably requested by Buyer;

      5. Notify Buyer within three (3) business days of any factor, occurrence or event coming to its attention that may adversely affect Suppliers ability to meet any of its obligations hereunder or that is likely to occasion any material delay in delivery of any of the deliverables due hereunder. For example, but not by way of limitation, such notice shall be given in the event of any loss or reassignment of key personnel, threat of strike, or major material equipment failure;

      6. Be responsible for material procurement, attrition and vendor management, except as otherwise set out herein.

D. This Agreement does not specify a quantity of Products to be purchased by Buyer nor does this Agreement obligate Buyer to purchase any quantity of Products. All such quantities will be specified on Buyer's Purchase Orders as further discussed in Section III.

E. Seller agrees that all Products are exclusively developed and designed by Buyer for Buyer's exclusive purchase and use only. Seller agrees not to sell, lease, or otherwise dispose of the Products to any individual or entity other than the Buyer.

F. Seller shall procure all materials used in manufacturing Products utilizing Buyers approved vendor list and supplied specifications, as amended from time to time by Buyer. Exhibit D provides the current approved vendor list and supplied specifications. Under no circumstances shall Seller procure such materials from sources other than those specified on Exhibit D without first obtaining written approval from Buyer.

G. Seller shall provide Buyer with competitive customer service available to insure Buyers ability to meet all customer demand for product and cost competitiveness.

III.  PURCHASE ORDERS

A. Buyer will order Products by issuing Purchase Orders. Each Purchase Order will specify items such as: Products, quantity, delivery schedule, destination, and total price of the Purchase Order.

B. Seller shall have five (5) days after receipt to reject the Purchase Order. By not rejecting the Purchase Order within five (5) days, Seller will have accepted the Purchase Order. Seller shall not reject any Purchase Order unless its terms are inconsistent with the terms of this Agreement.

C. If Buyers Purchase Order specifies export before passage of title, Seller shall prepare all export-import documentation and furnish a copy to Buyer. Seller will not be responsible for shipping delays resulting from a requirement to obtain export licenses or determinations.

D. Seller will purchase material to manufacture Buyer's Products according to the quantity and delivery schedules set forth in Purchase Orders in effect from time to time during the term of this Agreement. In the event Purchase Orders do not cover long lead time material, or if Seller can purchase material in volume at a lower price, Buyer will issue a separate Purchase Order to cover such material.

IV.   PURCHASE PERIOD

A. Buyer may issue Purchase Orders to Seller as long as this Agreement is in effect. This Agreement shall remain in effect for a period of three (3) years (the "Purchase Period") starting from the Effective Date, unless terminated sooner under the provisions of Section XVIII.

B. The Parties may extend the Purchase Period by one (1) additional year by providing a written notice to the Seller sixty (60) days prior to the end of the Purchase Period.

V.    BUSINESS REVIEWS

A. The Parties shall, each at their own expense, meet quarterly to review performance and the transacted business, and to identify and resolve those issues which have arisen since the last business review meeting.

B. Should conflicts arise between Seller and an approved vendor of the Buyer which cannot be resolved between the Seller and the vendor and which could impact quality, cost or delivery of Products, Buyer is to be notified immediately by Seller, at which time, Buyer will intervene to resolve the conflict.

         1. If Buyer cannot resolve the conflict between the Seller and the vendor, Buyer has one hundred and eighty (180) days to designate a new vendor to replace the original vendor. Seller agrees to accept any such newly designated vendor of the Buyer and to work with such vendor to deliver the Products.

VI. PRICING

A. Exhibit B sets forth the pricing and lead-times for the Products. The pricing and lead-times shall remain fixed for a period of one (1) year (the "Pricing Period"), except for: (a) component/material cost variances resulting from sole source or industry wide conditions which are outside Sellers control, or (b) changes in design, materials or requirements made by Buyer ("Excusable Price Changes"), with the first Pricing Period commencing on the Effective Date. Sixty (60) days prior to the end of the then current Pricing Period, Seller and Buyer shall meet to review the pricing and lead-times for the next Pricing Period. If Buyer and Seller reach an agreement to modify the pricing and lead-times, a new Exhibit B shall be prepared for the next Pricing Period and shall be added to this Agreement. If Buyer and Seller fail to reach agreement on pricing and lead-times for the next Pricing Period, then this Agreement shall remain in effect for a period of one
         (1) year following the end of the then-current Pricing Period, during which pricing and lead times shall remain unchanged except for Excusable Price Changes (if any). At the end of such one (1) year period, this Agreement shall terminate unless the Parties mutually agree to extend this Agreement.

B. The pricing in Exhibit B shall include all charges such as packaging, packing, custom duties imposed before passage of title, and all taxes except freight, duty, and applicable federal, state and local sales or use taxes. Buyer shall be liable to Seller for such taxes actually paid by the Seller only if Buyer has failed to comply with statutory resale tax certificate requirements.

C. Termination of this Agreement (other than termination for cause in accordance with Section XVIII) shall not affect any outstanding Purchase Orders, which Seller shall fulfill in accordance with the terms hereof. This Agreement will apply to all Products purchased following termination of this Agreement.

VII. DELIVERY

A. Buyers Purchase Orders shall state the delivery dates for Products. TIME AND RATE OF DELIVERY ARE OF THE ESSENCE OF ALL PURCHASES MADE UNDER THIS AGREEMENT. The minimum agreed period between Buyer issuance of a Purchase Order and the scheduled delivery date shall be as stated in Exhibit B. All deliveries shall be F.O.B. ship point.

         1. If Seller fails or is about to fail to meet a delivery date stated in a Purchase Order, and such failure is the sole fault of Seller, then Seller shall promptly notify Buyer, and Buyer reserves the right to (a) direct Seller, at Seller's expense, for the extra cost thereof, to use any expedited transportation methods available to deliver the Products as quickly as possible.

         2. For each Purchase Order, Seller shall deliver on the delivery date stated in the Purchase Order the full number of Products ordered in each Purchase Order by Buyer. If Seller is unable to deliver the full number of Products ordered, and such failure is the sole fault of Seller, Seller shall notify Buyer promptly, and Buyer may, at its sole option, (i) consent to such partial delivery or (ii) reschedule all or a portion of the order without charge.

B. Buyer will only pay for quantities of Product ordered by Buyer except as otherwise agreed. Buyer may, at its option, purchase any quantity of over shipped Products. Any portion of the over shipment not purchased will be returned to Seller at Seller's risk, freight collect. Seller will credit Buyer with the amount of outbound freight attributable to such returned over shipments.

C. Buyer shall have the right to cancel all or part of Purchase Orders and cancel or reschedule purchase and delivery of any Products purchased pursuant to the canceled Purchase Order. Exhibit E provides the required notice periods and the percentage of Products that the Buyer can cancel or reschedule for each notice period.

D. Buyer shall use its best efforts to forecast its intended purchases for a twelve (12) month period on a monthly basis. Such forecast is for Seller's convenience only, and shall not create any liability for Buyer or obligation to purchase Products.

E. Buyer will measure Seller's performance against commitments, for the purpose of establishing Seller's rate of timely delivery and lead-time improvement against Buyer's requirements. Timely delivery shall mean delivery of scheduled quantities no more than three (3) days early or three (3) days late. Seller shall deliver the exact quantity of Products scheduled. If Seller delivers less than the scheduled requirement, Seller shall correct the shortage within a two (2) day period.

F. Seller shall package, store, and handle Products manufactured for, and for delivery to, Buyer in accordance with the requirements and procedures set forth in Exhibit F. Seller shall be responsible for any loss or damage to Products due to Sellers failure to properly package, store, or handle the Products in accordance with the terms of Exhibit F or otherwise good commercial practice. Seller shall bear the risk of loss during transportation with respect to any Products rejected by Buyer, acting in good faith, upon delivery by Buyer to the carrier.

G. Title and risk of loss shall pass to Buyer upon Seller's delivery to the common or contract carrier at Seller's facility.

H. Seller shall provide all information under its control which is necessary or useful for Buyer to obtain any export or import licenses required for Buyer to ship or receive Products, including, but not limited to, U.S. customs certificates of delivery, affidavits of origin, and U.S. Federal Communications Commissions identifier, if applicable. Each Party shall comply with all applicable export control laws and regulations.

VIII. QUALITY AND INSPECTION

A. Seller shall comply with all provisions of this Agreement, including but not limited to the obligations set forth in Exhibit G relating to Sellers Quality Assurance Requirements, and Exhibit H relating to On-Going Reliability Requirements. The Products manufactured by the Seller for the Buyer shall meet or exceed all quality and reliability standards set forth in Exhibits G and H. Buyer is required to inspect each shipment of Products and give Seller written notice of any defects or count or other discrepancies within fifteen (15) calendar days of receipt. If Buyer does not inspect Products within fifteen (15) calendar days, the Products will be considered accepted by Buyer; any Product defects reported after fifteen (15) calendar days will be covered by the warranty provisions of this Agreement.

B. Buyer, or its designee if the designated delivery site for Products is other than the Buyer's site, may inspect Products at their destination. A Product shall be deemed nonconforming if it fails to comply in any way with applicable Buyer's specifications as set forth in Exhibit C, the quality requirements as set forth in Exhibit G, or the reliability requirements as set forth in Exhibit H.

         1. All Products will be subject to final inspection and acceptance. However, any Product which is defective upon removal from its original packaging and initial checkout ("Dead-on-Arrival" or "DOA"), whether discovered by Buyer or its customer, will be treated as though discovered during Buyer's acceptance process.

C. Seller shall notify Buyer in writing of any discrepancy or defect in workmanship or manufacturing process discovered by Seller which could have a detrimental effect on previously shipped Products which have reached Buyers customer base. In conjunction therewith, Buyer and Seller agree to negotiate in good faith an appropriate course of action which may include an obligation for Seller to:

         1.       Repair or replace Product at Buyer's or its customers' sites;

         2. Sort all affected material located at Buyer's or Seller's product, repair facilities; and/or

         3. Reimburse Buyer for its reasonable costs, if Buyer agrees to perform the repair or replacement contemplated in subsection C1 above, on Sellers behalf.

D. Exhibit I sets forth the procedures for returning Products rejected by Buyer, its designee, or its customer to the Seller.

E. Seller authorizes Buyer to perform source inspection and process control audits at Seller's manufacturing facilities, but this shall in no way relieve Seller of its obligation to deliver conforming Products or waive Buyers right of rejection at the destination of the Products.

IX. PAYMENT

A. Buyer shall issue payment net thirty (30) calendar days from Seller's invoice date, the invoice date will be no earlier than the ship date. Payments are not subject to off-set or setoff. Acceptance of a partial payment will not be a waiver of the right to be paid the remainder due.

B. Amounts owed to Buyer due to rejection of Products or discrepancies on paid invoices will be,

         1. Fully credited by Seller.

         After repair or replacement of rejected Products, Seller will re-invoice Buyer for the amount credited when reshipped.

X. WARRANTY

A. Seller warrants for [ * ] from date of acceptance of Products by Buyer that all


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

         Products:

         1. Shall be free from defects in manufacturing process, material and workmanship,

         2. Shall conform to the requirements of this Agreement, the specifications set forth in Exhibit C, the quality requirements set forth in Exhibit G, and the reliability requirements set forth in Exhibit H,

B. Seller warrants it has the right to manufacture and convey the Products and that the Products are free of all liens and encumbrances.

C. Seller shall correct defects in Products. At Seller's option, Seller shall repair or replace all defective Products within five (5) days of receipt of such Products. Seller shall bear all warranty costs such as labor, material, inspection and shipping to and from Buyers facilities. The foregoing represents Buyer's sole and exclusive remedy for breach of the Product warranty.

D. These warranties shall survive any inspection, delivery, or termination of this Agreement, and shall run to Buyer.

E. The materials portion of the warranty shall not apply to (i) Buyer consigned or supplied materials, (ii) Product that is abused, damaged, altered or misused other than by Seller, or (iii) Product damaged by external causes not directly contributed to by Seller.

         Product shall be considered free from defects in workmanship if they are manufactured in accordance with Sellers manufacturing workmanship standards, conform to the Product specifications, and successfully complete any mutually agreed upon Product Acceptance Tests. Buyer may perform acceptance testing which measures a different array of performance criteria but the parties agree that the mutually agreed upon Product Acceptance Test will be the measurement standard to determine if the Product meets specifications.

         ALL CLAIMS FOR BREACH OF WARRANTY MUST BE RECEIVED BY SELLER NO LATER THAN [ * ] AFTER THE EXPIRATION OF THE WARRANTY PERIOD FOR THE MATERIAL.

         THE PRODUCT WARRANTY IS THE ONLY WARRANTY GIVEN BY SELLER. SELLER MAKES, AND BUYER RECEIVES, NO OTHER WARRANTY EITHER EXPRESSED OR IMPLIED. ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ALL IMPLIED WARRANTIES OF TITLE FOR ANY CONSIGNED OR BUYER SUPPLIED

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

      MATERIALS, ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM.

      UNLESS EXPRESSLY AGREED TO BY SELLER IN WRITING, SELLER MAKES NO WARRANTY THAT THE PRODUCTS WILL (i) MEET ANY SPECIFICATION NOT MADE KNOWN TO AND AGREED TO BY SELLER, OR (ii) RECEIVE THE APPROVAL OF OR BE CERTIFIED BY UNDERWRITERS LABORATORY, ANY FEDERAL, STATE, LOCAL OR FOREIGN GOVERNMENT AGENCY (INCLUDING WITHOUT LIMITATION THE FEDERAL COMMUNICATIONS COMMISSION) OR ANY OTHER PERSON OR ENTITY. SELLER ASSUMES NO RESPONSIBILITY FOR OBTAINING SUCH APPROVALS OR CERTIFICATIONS, OR MEETING SUCH SPECIFICATIONS.

      Seller's warranty obligations will cease upon the earlier of the agreed upon warranty period or upon Seller's fulfillment of Buyer's request to return any Buyer-owned test equipment and fixtures.

      Buyer warrants to Seller that any documentation or other data which it provides Seller to manufacture the Material is accurate and complete, unless Buyer informs Seller otherwise.

      SCI will repair Products which are outside the warranty period on mutually agreed prices and terms and conditions.

XI.   MANUFACTURING OR PRODUCT CHANGES

A. Seller shall not implement any changes that may effect form, fit, function, or design of the Products, including without limitation, changes in performance, interchangeability, interconnectability, appearance, reliability or compatibility of Products, or any changes to the place of manufacture, or packing and packaging of Products, without the prior written consent of Buyer.

B. Buyer and Seller envision that the specifications, quality assurance, and reliability procedures may be amended from time to time by Buyer during the course of the development effort and desire to provide a process whereby the specifications can evolve in accordance with the changing needs and desires of Buyer and its customers. Any amendment to the specifications and procedures will be valid and binding only if affected by a change order approved as set forth below.

      1. Buyer may initiate a proposed change order by delivering to Seller a written request for Seller to prepare information for submission to Buyer detailing the likely effects of the proposed change order. Such writing shall specify the requested change and cross-reference the portion of the specifications which is proposed to be amended.

            a) Upon receipt of such written request by Buyer, Seller shall, within seven (7) days, prepare a good faith estimate of the effort and adjustments required to complete the proposed change order for Buyer's review. Such estimate shall be limited to those adjustments that Seller reasonably requires to implement the requested change and shall contain any change to the applicable delivery date and/or to the amounts due, including any change in price as a result of such change order. Seller will not be required to implement such change order until the Parties have mutually agreed upon the price.

      2.    Seller may propose a change order to Buyer by delivering to Buyer a
            written request with no less than      [ * ]       notice for "major
            change orders" (defined as changes to Products affecting form, fit
            or function) and no less than       [ * ]       notice of all other
            change orders (defined as "minor change orders"). Such notice should include a description of the proposed change, good faith estimate of the effort and adjustments required to complete the proposed change order, and any change to the applicable delivery date and/or to the amounts due, including any change in price as a result of such change order. Written approval from Buyer must be received by Seller prior to implementation of such changes, and will be referenced as revisions to this Agreement.

XII.  INDEMNITY AND HOLD HARMLESS

A.    Intellectual Property Indemnification.

      1. Seller shall defend, at its expense, any claim against Buyer alleging that the manufacturing process of the Products, or any part thereof, infringe any patent, copyright, trademark, trade secret, mask work, or other intellectual property interest in any country and shall pay all costs and damages awarded, including any settlement amounts, if Seller is notified promptly of such a claim.

      2. In addition to the Seller's other obligations, if an injunction against Buyer's or Buyer's customer's use, sale, lease, license, or other distribution of the Products or any part thereof results from such a claim, or if Buyer reasonably believes such a claim is likely, Seller shall at its expense upon the Buyer's request, at Seller's option, replace or modify the manufacturing process of the Products so that the Products become non-infringing but functionally equivalent.

      3. Buyer is responsible for the design of the Product. Upon Seller's demand, Buyer will promptly defend, indemnify and hold Seller, its officers, directors,


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

            employees, agents, successors and assigns, harmless from and against every kind of cost, expense or loss (including attorneys' fees and legal costs) relating to any claim or threatened claim: (a) that any Product or portion of the Product violates the intellectual property rights of a third party (foreign or domestic); (b) that the Product has a design defect; or (c) arising from or related to the distribution, sale or use of the Product or portion of the Product. The immediately preceding sentence will apply whether the claim is based upon contract, tort or any other legal theory.

B. Seller shall defend, indemnify, and hold Buyer, its officers, directors, agents and employees harmless from and against any and all claims, losses, expenses (including reasonable attorneys' fees), demands, or judgments ("Claims") which result from or arise out of-

      1. The presence of the Seller or equipment or tools used by Seller in the performance of this Agreement on the property of Buyer or its customers; or

      2. The acts, errors, omissions, or negligence of Seller while on the property of Buyer or its customers, regardless of whether the loss, damage or injury resulting from same occurs after the Seller has left such property; or

      3. The use by Seller of Buyer's equipment, tools, or facilities ("Equipment").

XIII. LIMITATION OF LIABILITY

A. Seller's liability for any Product claim shall not exceed the purchase price of the Product for which the claim is made. Except as otherwise provided in this Agreement, neither party shall be liable for special, indirect, incidental, or consequential damages. The foregoing limitation shall not limit Seller's or Buyer's liability for:

      1. Any costs, expenses, and damages arising out of or in connection with claims brought by third parties;

      2. Seller's or Buyer's unauthorized disclosure of the other Party's Confidential Information; or

      3. Any indemnification, including intellectual property indemnification, owed to Buyer by Seller, or owed to Seller by Buyer in connection with this Agreement.

XIV.  CONFIDENTIALITY

A. Seller and Buyer understand and agree that the specifications, drawings, blueprints, data, pricing, purchasing information, and other business information relating to the Products and otherwise made available to the receiving Party hereunder, constitute Confidential Information, title to which shall remain in the disclosing Party.

B. Neither Party shall disclose the Confidential Information of the other to any third party except to its employees who have a legitimate need to know or to subcontractors that have agreed to be bound by the provisions of this Section XIV. This duty of nondisclosure shall last for a period
      ending the later of termination of this Agreement and         [ * ]
      after the disclosure of such Confidential Information. The receiving Party shall further protect the Confidential Information of the disclosing Party to the same extent as it protects its own information of a similar type, but in no event with less than reasonable care.

C. The receiving Party shall have no obligation to preserve the confidentiality of any information which (1) is in the public domain at the time of disclosure to the receiving Party hereunder, (2) becomes publicly available through no fault of the receiving Party, and without breach of this Agreement, (3) is already in the lawful possession of the receiving Party without restriction prior to disclosure to the receiving Party hereunder, (4) is required to be disclosed by the receiving party pursuant to the order of a court of competent jurisdiction, provided that the receiving Party previously notifies the disclosing Party to permit the taking of appropriate protective measures.

D. Without the other Party's prior written consent, Seller or Buyer shall not in any manner disclose, advertise or publish the existence or terms of transactions under this Agreement.

E. At the disclosing Party's request, the receiving Party shall promptly return to the disclosing Party all Confidential Information including all copies.

F. Both Parties agrees that breach of this Section XIV would cause irreparable harm, for which monetary damages would not be an adequate remedy, and that the disclosing Party shall therefore be entitled to injunctive relief to prevent any such breach, in addition to any other remedies available.

XV.   NO IMPLIED LICENSE

A. The parties understand that neither the terms and conditions of this Agreement nor the acts of either party arising out of this Agreement may be considered in any way as an express or implied license to the Seller for any of the Buyer's present or future patents, copyrights, trademarks, trade secrets or other proprietary rights.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

      Without limiting the generality of the foregoing, Seller shall not utilize any of Buyer's Confidential Information to design, develop, manufacture, market or sell any other product or service.

XVI.  MARKING, COPYRIGHT, TRADEMARKS AND TRADE SECRETS

A. Seller agrees to properly mark each Product with Buyer's trademark, copyright or other proprietary rights notice, as directed by Buyer, to indicate Buyer's intellectual property rights in such Products.

B. Seller grants Buyer the right to reproduce any materials supplied to Buyer under this Agreement, and to distribute such materials in conjunction with the marketing and support of the Products.

C. With respect to product that contains software and/or firmware owned by Buyer, Buyer grants the Seller a nontransferable, nonexclusive license to reproduce and install software and/or firmware in products manufactured by the Seller for Buyer. Seller shall have no other rights with respect to software and/or firmware provided by the Buyer, and agrees not to sell, lease, or otherwise dispose of the software and/or firmware supplied by the Buyer. For software and/or firmware not owned by Buyer, Seller hereby grants to Buyer a perpetual, nontransferable, nonexclusive license to use, reproduce, modify and to market, distribute, and sublicense the use of the Buyers sale, loan, or other disposition or distribution of the product.

XVII. COUNTRY OF ORIGIN AND DUTY DRAWBACK

A. Upon delivery of Products and at Buyer's option, Seller shall furnish Buyer with a signed certificate for delivered Products. The signed certificate should identify the country or countries in which the Products were manufactured, the quantity of the delivered Products, and the Buyer's and Seller's part numbers for the delivered Products.

B. For each delivery during each fiscal quarter, Seller shall provide such required certificates, unless otherwise agreed in writing by both parties.

XVIII. TERMINATION FOR CAUSE

A. The occurrence of any of the following constitutes a breach hereof and is cause for Buyer's termination of this Agreement and/or its Purchase Orders.

      1. Buyer may cancel the related Purchase Order if Seller consistently fails to deliver Products in accordance with the applicable Purchase Order delivery schedule, and the fault lies solely with Seller.

      2. Buyer may cancel the related Purchase Order if, Products consistently do not conform to the applicable specifications, and the fault lies solely with Seller.

      3. Seller consistently fails to perform any material provision of this Agreement or Buyer's Purchase Orders.

      4. Seller assigns this Agreement or any obligation or right under it, Seller transfers a majority interest in the Seller to a third party, or Seller merges with a third party that is not a parent or subsidiary company of the Seller at the Effective Date.

      5. Seller becomes insolvent or makes an assignment for the benefit of creditors or a receiver, or similar officer is appointed to take charge of all or part of Seller's assets.

B. Seller must cure any of the above breaches and notify Buyer of such cure within twenty (20) days from receipt of a notice to cure from Buyer. If Seller fails to so cure, Buyer may terminate this Agreement and/or any Purchase Orders under it by giving Seller written notice.

C. The provisions of Sections X, XII, XIV, and XVII of this Agreement shall survive termination or expiration of this Agreement.

D. The occurrence of any of the following constitutes a breach hereof and is cause for Seller's termination of this Agreement and/or its Purchase Orders.

      1. Buyer assigns this Agreement, or any obligation or right under it, Buyer transfers a majority interest in the Buyer to a third party, or Buyer merges with a third party that is not a parent or subsidiary company of the Seller at the Effective Date.

      2. Buyer becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or part of Buyer's assets.

      3. Buyer consistently fails to perform any material provision of this Agreement.

      4.    Buyer fails to make payment.

      Buyer must cure any of the above breaches and notify Seller of such cure
      within        [ * ]        from receipt of a notice to cure from Seller,
      except that in the case of number 4, Buyer shall have      [ * ]       to
      remedy such breach. If Buyer fails to so cure, Seller may terminate this Agreement and/or any Purchase Orders under it by giving Buyer written notice.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

XIX.  INVENTORY INDEMNIFICATION

      Upon cancellation or quantity reduction of a Purchase Order, or upon expiration of this Agreement or termination of this Agreement for any reason, Buyer shall be responsible for:

      (i) all finished Product scheduled for shipment within the thirty (30) days immediately following Seller's receipt of the cancellation or termination notice (the "Notice");

      (ii)  all work-in-process at receipt of the Notice; and

      (iii) all components, subassemblies and other material purchased to fill a Purchase Order or authorized to be purchased by Buyer which are on hand or on order at receipt of the Notice. Without limitation this includes Piece Part Inventory made obsolete or excessive due to changes to the specifications or Product, minimum buy quantities, and reel quantities. Items (i)-(iii) are referred to as the "Termination Inventory". In calculating the quantity of finished Product under (i) above, Material rescheduled for manufacture and shipment during the forty-five (45) days immediately prior to receipt of the Notice may be counted by Seller.

      Seller will make every reasonable effort to use the Termination Inventory on other current programs at the Plant where the Product is manufactured, will cancel all outstanding material orders with vendors, and will attempt to return piece parts to vendors. Buyer will be responsible for costs, charges and fees actually incurred by Seller to cancel or return any portion of the Termination Inventory to vendors and, upon mutual agreement, the cost to modify the Product for other programs.

      Within        [ * ]         from termination or cancellation, Seller will
      invoice, and Buyer will purchase, the Termination Inventory remaining after vendor cancellations and returns and after other program use, as follows: (i) for Piece Part Inventory and authorized long lead time components, at Seller's standard cost, plus a reasonable handling charge;
      (ii) for WIP, at a reasonable pro rata percentage of the finished Product purchase price; and (iii) for finished Product, at the purchase price in effect at termination or cancellation. Buyer will be responsible for any negative price differentials between the price Seller paid for the Piece
      Part Inventory and authorized long lead time components and the price at which Seller was able to return and/or utilize the items on other programs. Seller will credit Buyer for any positive price differentials.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

XIX.  GENERAL

A. Non-assignability. Seller or Buyer, without prior written consent of the other Party may not assign any rights or obligations hereunder in whole or in part to any third party. Notwithstanding the foregoing, a permitted successor in interest of the Seller acquires all rights and obligations hereunder in whole or in part.

B. Waiver. Any failure of either Party to enforce, at any time or any period of time, any of the provision of this Agreement shall not be construed as a waiver of such provisions or of the right of such Party thereafter to enforce each and every such provision.

C. Relationship. Seller is an independent contractor and not an agent or employee of Buyer. Without limiting the foregoing, Seller is not authorized to represent or make any commitments on behalf of Buyer and Buyer expressly disclaims any liability thereof.

D. Import and Export Laws. All Products and technical data delivered under this Agreement are subject to U.S. export control laws and may be subject to export or import regulations in other countries. The parties agree to comply strictly with all such laws and regulations.

E. Notice. Any notice given under this Agreement shall be written or sent by facsimile, or e-mail. Written notice shall be sent by registered mail or certified mail, postage prepaid, return receipt requested. Any facsimile notice must be followed within three (3) days by written notice. All notices shall be effective when first received at the following addresses:

      If to Seller:                               If to Buyer:
      SCI Technology Incorporated                 Next Level Communications
      500 Civic Center Drive                      6085 State Farm Drive
      Augusta, ME 04330-9417                      Rohnert Park, CA 94928
      ATTN: Patrick Barry, Vice President         ATTN: Director of Materials

F. Arbitration. All disputes, controversies or differences which may arise between the Parties, out of or in relation to or in connection with this Agreement or the breach thereof, other than an action for breach of
      Section XIV, shall be finally settled by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association in a location that allows approximately equal travel expenses, by which each Party hereto agrees to be bound. The dispute, controversy or difference will be decided by a single arbitrator if the Parties so agree, with experience in the subject matter, otherwise the dispute will be decided by three (3) arbitrators with


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

      experience in the dispute. One arbitrator to be chosen by Buyer; one arbitrator to be chosen by Seller, and the third arbitrator to be chosen by the first two arbitrators. All arbitrators must be chosen within sixty
      (60) calendar days of the dispute being submitted to arbitration. After selection of the arbitrators, the parties have forty-five (45) calendar days to complete discovery. Arbitration must commence within ten (10) calendar days after the discovery period. Arbitration will not exceed thirty (30) calendar days and the award is final. The arbitrator(s) award may include direct damages against either party but under no circumstances will the arbitrator(s) be authorized to nor shall they award punitive damages or multiple damages against either party. The arbitrators will award to the prevailing party hereto, if any, as determined by the arbitrators, all of its reasonable costs and fees, including without limitation administrative fees, arbitrator fees, travel expenses, out-of-pocket expenses, such as copying and telephone, facsimile, witness fees and attorneys' fees.

G. Governing Law. This Agreement shall be governed as to all matters including validity, construction and performance, by and under the laws of State of California, USA, without regard to its rules governing conflict of laws.

H. Separability. Except as otherwise specified in this Agreement, all rights and remedies conferred by this Agreement, by any other instrument, or by law are cumulative and may be exercised singularly or concurrently. The Parties hereto agree that, in the event of one or more of the provisions hereof being subsequently declared invalid or unenforceable by court or administrative decision, such invalidity or unenforceability of any of the provisions shall not in any way affect the validity or enforceability of any other provisions hereof except those which the invalidated or unenforceable provisions comprise an integral part of or are otherwise clearly inseparable from such other provisions.

I. Entire Agreement and Amendment. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter of this Agreement. Neither of the Parties shall be bound by any conditions, definitions, warranties, or representations with respect to the subject matter of this Agreement, other than expressly provided in this Agreement or any written amendment duly executed on or subsequent to the date hereof by the duly authorized representatives of the Parties in which the Parties agree to be bound thereby.

J. Force Majeure. Neither party shall be liable for damages and costs to the other party arising out of delays or failures to perform under this Agreement if such delays or failures result from causes beyond the reasonable control of a party, and are not caused by an act or omission of such party. Notice of any such delays or failures and explanation of their causes must be given to the other party within five (5) days of the occurrence. As soon as it is reasonably apparent that the occurrence will likely cause a delay of more than ninety (90) calendar days, the party against whom this section is invoked shall have the right to terminate the affected installments under any Purchase Order. If Buyer is the party claiming the force majeure event, Buyer shall be liable for any applicable cancellation charges and be responsible for termination obligations, both as provided for in this Agreement. This force majeure provision may not be invoked for failure or inability to make a payment under this Agreement.

H. Assignees. Buyer is the only entity authorized to purchase Material hereunder and the individual executing this Agreement certifies they have the legal authority to bind the Buyer. Any affiliates, subsidiaries, and permitted assigns ("Assignees") of Buyer which Buyer wishes to purchase Material hereunder must execute a copy of this Agreement and Buyer warrants that any and all obligations and debts of the Assignees will be discharged in a timely fashion. Buyer shall be liable for performance of the Assignees hereunder including, without limitation, payment of all monies.

IN WITNESS WHEREOF, the authorized representative of the parties have executed this Agreement under seal.



      SCI Technology. Inc.                  Next Level Communications
      (Seller)                              (Buyer)

      /s/ [Illegible]                       /s/ [Illegible]
      ------------------------------        ---------------------------------
      (By, Signature & Name)                (By, Signature & Name)


      Vice President                        VP/CFO
      ------------------------------        ---------------------------------
      (Title)                              (Title)



                  2/13/98                              2/16/98
      ------------------------------        ---------------------------------
      (Date)                                (Date)